Exhibit 10.1

October 9, 2009

Mr. Mark Williams
c/o Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, Kansas  66214

Dear Mark:

Mediware Information Systems, Inc. (“Mediware”) hereby formally accepts your resignation effective November 4, 2009.  Despite your resignation, we are pleased that you have agreed to provide on-going financial consulting services to Mediware on an “as needed basis” through the filing of our Form 10-Q for the fiscal quarter ended December 31, 2009.

From and after November 5, 2009, you are and will be an independent contractor, and not an employee, of Mediware. Nothing in this letter agreement is intended to create any offer of employment, partnership or joint venture. You shall have no authority to enter into any contracts or agreements on behalf of Mediware and shall not be entitled to any employee benefits. You understand and agree that Mediware will not pay, or withhold from your compensation paid to pursuant to this letter agreement, any sums customarily paid or withheld for or on behalf of employees for income tax, unemployment insurance, social security, worker’s compensation, or any other withholding tax, and that all such payments and other responsibilities attendant thereto shall be your sole responsibility.  In no event will you represent to any third party that you are an agent or employee of the Mediware or connected with Mediware in any way other than under the terms of this letter agreement. Your role will be to work with Mr. Watkins, the new CFO (when appointed) and me to help ensure a seamless transition.

As compensation for your consulting services from November 5, 2009 through the filing of our Form 10-Q for the fiscal quarter ended December 31, 2009, Mediware agrees to pay you $30,000.  This amount shall be paid as follows: $10,000 upon the execution of this letter agreement and $20,000 on January 4, 2010.  All payments to you pursuant to this letter agreement shall be reported on Form 1099.  In addition, Mediware will reimburse you for all pre-approved and reasonable out-of-pocket business expenses that are incurred by you in furtherance of Mediware’s business in accordance with Mediware’s policies with respect thereto as in effect from time to time. You are free to engage in other employment and consulting activities during the term of this letter agreement, subject to the post-termination obligations in your employment agreement dated December 6, 2006, which remain in effect.

Effective, November 5, 2009, you, on your own behalf and that of anyone claiming by or through you, fully release and discharge Mediware and its successors, affiliates, and its and their directors, officers, employees, and agents, whether in their individual or official capacities and the current and former trustees or administrators of any retirement or other benefit plan applicable to the employees or former employees of Mediware, from any and all liability, claims and demands.

Mark, on behalf of Mediware, I thank you for your service and wish you the best in all of your future endeavors.

Very truly yours,

/S/ T. Kelly Mann
T. Kelly Mann
Chief Executive Officer

Agreed to an accepted
as of the date first written above

/S/ Mark Williams
Mark Williams